Exhibit 99.1

Uwharrie Capital Corp Upgrades to Trade Shares on the OTCQX Best Market

ALBEMARLE, NC – March 15, 2021  The common stock of Uwharrie Capital Corp (OTCQX: UWHR), the bank holding company for Uwharrie Bank, began trading today on OTC Markets Group’s OTCQX® Best Market (“OTCQX”). The company qualified to trade on the OTCQX and upgraded from the Pink® market. OTC Markets Group operates financial markets for approximately 11,000 U.S. and global securities.

Uwharrie Bank is a community banking organization that was organized in the early 1980s as the consolidation of the financial industry created a void for local and family owned businesses.  Currently, with total assets of $827.8 million at December 31, 2020, Uwharrie Bank continues to serve the needs of community based organizations and is a major benefactor to the communities it serves.

Roger Dick, Chief Executive Officer of Uwharrie Capital Corp said, “The founding mission of Uwharrie Capital Corp still holds true, to help create robust local economies that help our neighbors obtain a quality of life that promotes traditional values; values that inspire us to care for one another and create opportunities where our children and grandchildren can achieve financial security. To us, it’s about more than a bottom line, it’s about Making a Difference®.”

“We think that’s a story worth telling on a broader stage. By joining the OTCQX, it is our intent to enhance share value to all shareholders and highlight Uwharrie’s long-term commitment to the communities we serve,” commented David Beaver, Chief Financial Officer of Uwharrie Capital Corp.

Graduating to the OTCQX marks an important milestone for community banks and bank holding companies in the U.S. public markets. The OTCQX enables banks and bank holding companies to maximize the value of being a public company by providing transparent trading and easy access to company information for shareholders. To qualify for OTCQX, community banks and bank holding companies must meet high financial standards, follow best practice corporate governance, and demonstrate compliance with applicable securities laws, and have a professional third-party sponsor introduction.  Uwharrie Capital Corp was sponsored for OTCQX by Raymond James & Associates, Inc., a qualified third-party firm responsible for providing guidance on OTCQX requirements and recommending membership.

The common stock of Uwharrie Capital Corp trades on OTCQX under the symbol “UWHR.” U.S. investors can find current financial disclosures and Real-Time Level 2 quotes for Uwharrie at www.otcmarkets.com.